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                                                                   EXHIBIT 99-1

[LOGO] PRIMARK                                              NEWS
                                                            RELEASE

       PRIMARK CORPORATION
       1000 Winter Street, Suite 4300N
       Waltham, MA 02154-1248

       http://www.primark.com



Contact: Jim Flanagan, Primark Corporation (617) 487-2131
         Joelle Snow, The Yankee Group (617) 367-1000 ext. 214

                  PRIMARK CORPORATION ACQUIRES THE YANKEE GROUP

         LEADING PROVIDER OF INFORMATION TECHNOLOGY AND MARKET RESEARCH
                 JOINS GLOBAL INFORMATION SERVICES ORGANIZATION

Waltham, MA, August 12, 1996 -- Primark Corporation (NYSE/PSE: PMK) announced today that it has acquired Yankee Group Research, Inc., a leading market research and consulting firm in the communications and computing field. The Yankee Group, headquartered in Boston, was founded by Howard Anderson in 1970. He will remain as the company's chief executive officer. The transaction includes cash payments of $34 million and contingent payments over three years which could reach a maximum of $31 million if revenues and profits grow 30% annually over this same period.

The Yankee Group provides IT research services organized around communications as the hub of information technologies and applications. This concept, characterized as "Network Centric Computing" is the foundation of the Yankee Group's unique approach to market research. The Yankee Group services cover a range of topics such as wireless communications, data communications, client/server, enterprise computing, intranets and Internet applications. The Yankee Group's strong client base includes the top businesses and organizations from a broad spectrum of industries including both vendors and users of information technologies. The company's 1995 revenues were approximately $14 million.

"The Yankee Group is an exceptional opportunity for Primark to add additional information content to our global information services business," said Joseph E. Kasputys, Chairman and CEO of Primark Corporation. "The Yankee Group operates at the intersection of information technology and communications, where there will be increasing demand for information by decision-makers."


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"This company fits particularly well with our existing business. The Yankee
Group performs market research on information technology topics and trends, while TASC, our applied technology company, actually develops advanced information systems for its customers. The Yankee Group expands our commercial business and brings new information content to Primark. Like Primark, the Yankee Group has a global presence, a key to its future growth potential, with offices currently in London, Tokyo, Sydney and Sao Paulo," Kasputys said.

"I'm pleased to be joining the Primark group of companies, which is exceptional in its understanding of both information markets and technology," said Howard Anderson. "We've built an excellent team at Yankee and have great long term client support. This association with Primark will permit us to realize the growth opportunities that exist around the world and, importantly, it will help us develop the additional management talent that will take Yankee to the next level in its growth. I look forward to continuing to lead Yankee and working with Joe Kasputys and his colleagues to make the Yankee Group the unparalleled leader in IT market research," he added.

Primark Corporation, headquartered in Waltham, Massachusetts, is a $600 million global provider of information technology solutions, combining highly advanced software and applications with some of the most accurate, timely and comprehensive databases in the world. The company, through its subsidiaries, targets the data-intensive financial, government, weather and communications/computer information markets.




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